UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

Aldabra Acquisition Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51150	20-1918691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Terrapin Partners LLC 540 Madison Avenue, 17th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 710-4100

Rockefeller Center, 620 Fifth Avenue, 3rd Floor
New York, New York 10020
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 14, 2006, at the special meeting of the stockholders of Aldabra Acquisition Corporation (“Aldabra”), the stockholders approved the following proposals:

(1) to adopt the Agreement and Plan of Merger, dated as of June 20, 2006, by and among GLDD Acquisition Corp., Aldabra, Aldabra Merger Sub, L.L.C., and certain of their respective stockholders as representatives of the parties to the merger agreement, and to approve the transactions contemplated by that merger agreement, including the merger of GLDD Acquisitions Corp. with and into Aldabra Merger Sub, L.L.C.;

(2) to amend and restate Aldabra’s certificate of incorporation to increase the number of authorized shares of common stock of Aldabra, par value $0.0001 per share, to a number sufficient to satisfy Aldabra’s obligations under the merger agreement with respect to the issuance of Aldabra common stock, but in no event to exceed an additional 40,000,000 shares;

(3) to elect Thomas S. Souleles, Douglas S. Grissom, Douglas B. Mackie, Nathan D. Leight, Jason G,. Weiss, Jonathan W. Berger, Peter R. Deutsch and Bruce J. Biemeck as directors of the Board of Directors of Aldabra; and

(4) to adopt the Agreement and Plan of Merger, dated as of August 21, 2006, by and among Aldabra, Great Lakes Dredge & Dock Holdings Corp. (“Holdings”) and GLH Merger Sub, L.L.C. (the “Holdings Merger”), and to approve the transactions contemplated thereby, including the merger of Aldabra with and into GLH Merger Sub, L.L.C.

The management of Aldabra expects the mergers and the transactions contemplated by the mergers to close during the week of December 18, 2006. The common stock of Holdings and the warrants exercisable for Holdings common stock have been approved for listing upon notice of issuance on the Nasdaq Global Market under the symbols “GLDD” and “GLDDW”, respectively. We expect these shares of common stock and warrants to be listed on the Nasdaq Global Market promptly following the closing of the Holdings Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALDABRA ACQUISITON CORPORATION (Registrant)

By:	/s/ JASON G. WEISS
Name: Jason G. Weiss
Title: CEO

Date:  December 14, 2006